Exhibit 99.1

FirstEnergy Corp.                              For Release:  October 23, 2003
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                            Investor Contact:
Ralph DiNicola                                 Kurt Turosky
(330) 384-5939                                 (330) 384-5500





                    FIRSTENERGY REPORTS THIRD QUARTER RESULTS

         FirstEnergy Corp. (NYSE: FE) today reported that basic earnings per share of common stock on a non-GAAP basis(*) for the third quarter of 2003 were $0.95, before unusual charges that reduced net income by $131.2 million. Including these items, net income was $152.7 million, or basic and diluted earnings of $0.51 per share. This compares with third quarter 2002 net income of $284.8 million, or basic and diluted earnings of $0.97 per share.

                   Third Quarter 2003 Non-GAAP Reconciliation

                                    After-Tax Amount       Basic Earnings
                                       (Millions)             Per Share
                                    -------------------------------------
 Earnings Before Unusual Items           $283.9               $ 0.95
 Goodwill Impairment                      (80.9)               (0.27)
 Davis-Besse Impacts                      (42.6)               (0.14)
 JCP&L Rate Case Disallowance              (7.7)               (0.03)
                                    -------------------------------------
 Net Income                              $152.7               $ 0.51


         The unusual charges include a non-cash goodwill impairment charge in the third quarter of 2003 reducing the carrying value of FirstEnergy's electrical and mechanical contracting companies. This charge reflects the continued slowdown in the development of competitive retail markets and depressed economic conditions which affect the value of certain of the companies. Other unusual charges relate to replacement power and maintenance costs associated with the extended outage of the Davis-Besse Nuclear Power Station, and additional cost disallowances resulting from this summer's decision by the New Jersey Board of Public Utilities in FirstEnergy's Jersey Central Power & Light (JCP&L) subsidiary's rate proceedings.

                                     (more)

         Other factors reducing the company's third quarter earnings were an increase in other nuclear operating expenses related to a refueling outage at the Beaver Valley Power Station Unit 2; additional maintenance costs from storm damage primarily related to Hurricane Isabel; acceleration of system reliability improvements in JCP&L's service area; increased pension and other post-retirement benefits costs; and higher amortization costs related to FirstEnergy's Ohio Transition Plan.

         Electric distribution deliveries for the third quarter of 2003 were 5 percent lower than the third quarter of 2002. The decrease in sales was primarily due to unusually mild weather and the resulting reduction in air-conditioning load, and depressed economic conditions. Residential deliveries decreased 7 percent, commercial deliveries declined 4 percent and industrial deliveries were down 3 percent. Total electric generation sales increased slightly as a 6-percent decline in retail generation sales was offset by an 18 percent increase in sales to wholesale customers. FirstEnergy's total revenues for the third quarter of 2003 were $3.44 billion, compared with $3.45 billion from the year-earlier quarter.

         During the third quarter, FirstEnergy continued making progress in its efforts to improve its financial flexibility and enhance its credit profile. Through September 30, 2003, the company redeemed long-term debt and preferred stock totaling $656.4 million, and refinanced, converted to floating rate, or repriced long-term debt and preferred stock totaling nearly $1.3 billion, which will produce annualized pre-tax savings of $75.8 million. During the third quarter, FirstEnergy issued 32.2 million shares of new common stock at $30.00 per share. Net proceeds of $935 million were used to reduce outstanding bank borrowings.

         For the nine months ended September 30, total revenues were $9.5 billion, compared with $9.2 billion for the same period in 2002. Earnings of $2.03 per share on a non-GAAP basis exclude the cumulative effect of a change in accounting, the adverse impacts of discontinued operations, and unusual charges. Including these items, net income was $313.3 million, or basic earnings of $1.06 per share ($1.05 diluted) for the period, compared with net income for the first nine months of 2002 of $611.0 million, or basis and diluted earnings of $2.08 per share.

                                     (more)

                First Nine Months of 2003 Non-GAAP Reconciliation

                                         After-Tax Amount      Basic Earnings
                                           (Millions)            Per Share
                                         ------------------------------------

 Earnings Before Unusual Items                $ 599.7              $ 2.03
 Cumulative Effect-Accounting Change            102.1                0.35
 Goodwill Impairment                            (80.9)              (0.27)
 JCP&L Rate Case Disallowance                  (103.2)              (0.35)
 Davis-Besse Impacts                           (132.0)              (0.45)
 Discontinued Operations                        (60.5)              (0.21)
 Other Unusual Items                            (11.9)              (0.04)
                                         ------------------------------------
 Net Income                                   $ 313.3              $ 1.06



         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.

         (*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions, availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, inability to accomplish or realize anticipated benefits of strategic goals, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003, regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2002, its Form 10-Q for the quarter ended June 30, 2003 and under "Risk Factors" in the Prospectus Supplement dated September 12, 2003 to the Prospectus dated August 29, 2003 (which was part of the Registration Statement-SEC File No. 333-103865) and other similar factors.

                                    (102303)